Exhibit 12.2


DELUXE CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                        Six Months
                                           Ended                              Years Ended December 31,
                                           -----         -------------------------------------------------------------------
                                         June 30,
                                           1998         1997         1996         1995         1994         1993         1992
                                         --------     --------     --------     --------     --------     --------     --------

Earnings

Income from Continuing Operations
  before Income Taxes                    $143,578     $115,150     $118,765     $169,319     $246,706     $235,913     $324,783

Interest expense
(excluding capitalized interest)            4,158        8,822       10,649       13,099        9,733       10,070       15,371

Portion of rent expense under
long-term operating leases
representative of an interest factor        6,935       13,621       13,467       14,761       13,554       13,259       12,923

Amortization of debt expense                   61          122          121           84           84           84           84
                                         --------     --------     --------     --------     --------     --------     --------

TOTAL EARNINGS                           $154,732     $137,715     $143,002     $197,262     $270,077     $259,326     $353,161


Fixed charges

Interest Expense
(including capitalized interest)         $  4,425     $  9,742     $ 11,978     $ 14,714     $ 10,492     $ 10,555     $ 15,824

Portion of rent expense under
long-term operating leases
representative of an interest factor        6,935       13,621       13,467       14,761       13,554       13,259       12,923

Amortization of debt expense                   61          122          121           84           84           84           84
                                         --------     --------     --------     --------     --------     --------     --------

TOTAL FIXED CHARGES                      $ 11,421     $ 23,485     $ 25,566     $ 29,559     $ 24,130     $ 23,898     $ 28,831



RATIO OF EARNINGS
TO FIXED CHARGES:                            13.5          5.9          5.6          6.7         11.2         10.9         12.2

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